Exhibit 99.1

Virage Logic Proposes to Acquire LogicVision for $1.05 Per Share in Cash

FREMONT, Calif.--(BUSINESS WIRE)--December 3, 2008--Virage Logic Corporation (NASDAQ:VIRL) today announced that the company sent a proposal late afternoon on December 2nd to the Board of Directors of LogicVision Incorporated (NASDAQ: LGVN) to acquire LogicVision for $1.05 per share in cash. The proposal provides a premium of 114% to LogicVision’s closing price of $0.49 on December 1, 2008, and values LogicVision at approximately $10.0 million.

The text of the letter that was sent to LogicVision’s Board of Directors follows:

December 2, 2008

Board of Directors
LogicVision, Inc.
25 Metro Drive, Third Floor
San Jose, CA 95110

Dear Sirs:

We are sincerely disappointed in your unwillingness to engage in any substantive discussions regarding our indication of interest transmitted to you on November 10th regarding an all-cash acquisition of LogicVision, Inc. (“LogicVision”) by Virage Logic Corporation (“Virage”). We continue to believe that such a transaction would be to our companies’ mutual benefit, and we are unable to understand your refusal to consider a transaction that would appear to be in your stockholders’ best interests. We note your response that the company is not for sale, which position we believe deserves serious reconsideration. Your refusal to engage in negotiations regarding a possible sale of the company appears to be premised on unrealistic expectations regarding the future prospects of LogicVision. Recent economic events and the resulting downturn in business spending and the semiconductor market cast serious doubts on LogicVision’s long term future as a stand-alone public company.

In response to your apparent unwillingness to engage in negotiations, we are formally making a proposal to acquire all of the outstanding common stock of LogicVision for $1.05 per share in cash, which acquisition would be financed by Virage solely using available cash. This represents a premium of 114% to the closing price for LogicVision’s stock as of December 1, 2008. We believe this to be a very fair offer, and if given the opportunity, your stockholders would also agree. We are offering your stockholders an immediate tangible cash return weighed against an uncertain future for LogicVision as a stand-alone public company and all the associated challenges in light of LogicVision’s current cash position and foreseeable business prospects.

Benefits for LogicVision Stockholders

We note that LogicVision’s previously announced aggressive projections for its current fiscal year appear to be wholly unachievable in light of the downturn in the semiconductor industry and also the rapidly deteriorating macroeconomic environment. In addition, the dramatic decline in LogicVision’s stock price during the previous twelve months has meant a 76% decline to your stockholders in the value of their shares during this same period. We believe your stockholders are aware of, and fully appreciate the risks and challenges confronting LogicVision in the current industry and economic environment and will find the cash value we are offering for their shares to be an attractive alternative to the otherwise uncertain future facing LogicVision.

Business Synergies

Virage supplies a broad line of semiconductor IP solutions to the global semiconductor industry and our mission is to serve as the semiconductor industry’s trusted IP partner. We have a proven reputation as a highly specialized and efficient developer of semiconductor IP, and today more than 350 customers look to Virage to provide much of the core building blocks of their System-on-Chip designs. We believe an acquisition of LogicVision’s business would bring valuable synergies to Virage’s existing business and product lines. We also believe that LogicVision’s existing customers and business partners would benefit from the more complete and diversified product offerings from our combined companies and from a company with Virage’s strong financial position and future.

Process

We have invested considerable time and resources in evaluating the prospective benefits and risks of this transaction and are confident that it could be consummated expeditiously in cooperative partnership with your team. Although we have completed preliminary due diligence based on publicly available information, our proposal is of course subject to the completion of customary due diligence, as well as the negotiation of definitive transaction agreements and the satisfaction of necessary approvals and customary conditions to closing of a transaction to be set forth in such agreements. We together with our advisors would be available to meet with you as soon as arrangements can be made to discuss the terms of this proposal and to commence due diligence and the negotiation of definitive documentation for the transaction. Considering the premium we are offering to LogicVision’s recent trading price and other compelling benefits of this proposal, we are confident that, given the opportunity, LogicVision’s stockholders and customers would be in favor of this offer and the proposed transaction. In light of the foregoing, we ask that you move quickly to engage with us in a meaningful and productive discussion. We look forward to your prompt response.

Very truly yours,

Virage Logic Corporation
\s\J. Daniel McCranie
J. Daniel McCranie
Executive Chairman

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company’s highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded test and repair, logic libraries, memory development software, and DDR memory controller subsystems. As the industry’s trusted semiconductor IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release, including those regarding Virage Logic’s proposal to acquire LogicVision Corporation, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “intend”, “estimate” (and the negative of any of these terms), “future” and similar expressions help identify forward looking statements. These forward looking statements are subject to business and economic risk and reflect the current expectations of Virage Logic’s management, as applicable, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Virage Logic’s proposal to acquire LogicVision will be rejected by LogicVision’s board of directors or stockholders; the possibility that Virage Logic and LogicVision could be unable to reach agreement on the terms of definitive documents for the transaction; the possibility that, even if Virage Logic’s proposal is accepted, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on Virage Logic and LogicVision’s strategic relationships, operating results and businesses generally, including the ability to retain key employees; the ability of Virage Logic to successfully integrate LogicVision’s operations and employees; general economic conditions;; and other risks including those described in Virage Logic’s Annual Report on Form 10-K for the period ended September 30, 2007, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. If any of these risks or uncertainties materialize, the proposal may not be accepted, the acquisition of LogicVision by Virage Logic may not be consummated, the potential benefits of the acquisition may not be realized, Virage Logic’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Virage Logic undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:
Virage Logic Corporation
Brian Sereda, 510-360-8017
brian.sereda@viragelogic.com